Filed pursuant to Rule 433

November 1, 2016

Relating to

Preliminary Prospectus Supplement dated November 1, 2016 to

Prospectus dated February 27, 2015

Registration Statement No. 333-202389

Kimco Realty Corporation

Pricing Term Sheet

$400,000,000 2.700% Notes due 2024

Issuer:	Kimco Realty Corporation
Ratings*:	Baa1 (stable) by Moody’s Investors Service, Inc. and BBB+ (stable) by Standard & Poor’s Ratings Services
Aggregate Principal Amount Offered Hereby:	$400,000,000
Pricing Date:	November 1, 2016
Settlement Date:	November 10, 2016 (T+7)
Maturity Date:	March 1, 2024
Interest Payment Dates:	March 1 and September 1, commencing on March 1, 2017
Coupon:	2.700%
Price to Public:	99.489% of the principal amount
Proceeds to Issuer (before expenses and the underwriting discount):	$397,956,000
Benchmark Treasury:	1.625% due October 31, 2023
Benchmark Treasury Yield:	1.608%
Spread to Benchmark Treasury:	+117 bps
Yield to Maturity:	2.778%
Redemption Provisions:
Make-whole Call:

Prior to January 1, 2024, the Notes will be redeemable at the Issuer’s option, at a redemption price equal to the sum of (1) an amount equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest thereon to, but not including, the redemption date and (2) a make-whole premium (T+20 bps).

Par Call:

At any time on or after January 1, 2024, the notes will be redeemable at the Issuer’s option, at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest thereon to, but not including, the redemption date.

CUSIP / ISIN:	49446R AR0 /US49446RAR03
Joint Book-Running Managers:	Citigroup Global Markets Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated RBC Capital Markets, LLC Wells Fargo Securities, LLC Jefferies LLC UBS Securities LLC U.S. Bancorp Investments, Inc.
Senior Co-Managers:	Barclays Capital Inc. SunTrust Robinson Humphrey, Inc.
Co-Managers:	BBVA Securities Inc. Deutsche Bank Securities Inc. Mizuho Securities USA Inc. Scotia Capital (USA) Inc. SMBC Nikko Securities America, Inc. TD Securities (USA) LLC

$350,000,000 4.125% Notes due 2046

Issuer:	Kimco Realty Corporation
Ratings*:	Baa1 (stable) by Moody’s Investors Service, Inc. and BBB+ (stable) by Standard & Poor’s Ratings Services
Aggregate Principal Amount Offered Hereby:	$350,000,000
Pricing Date:	November 1, 2016
Settlement Date:	November 10, 2016 (T+7)
Maturity Date:	December 1, 2046
Interest Payment Dates:	June 1 and December 1, commencing on June 1, 2017
Coupon:	4.125%
Price to Public:	99.213% of the principal amount
Proceeds to Issuer (before expenses and the underwriting discount):	$347,245,500
Benchmark Treasury:	2.500% due May 15, 2046
Benchmark Treasury Yield:	2.571%
Spread to Benchmark Treasury:	+160 bps
Yield to Maturity:	4.171%
Redemption Provisions:
Make-whole Call:

Prior to June 1, 2046, the Notes will be redeemable at the Issuer’s option, at a redemption price equal to the sum of (1) an amount equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest thereon to, but not including, the redemption date and (2) a make-whole premium (T+25 bps).

Par Call:

At any time on or after June 1, 2046, the notes will be redeemable at the Issuer’s option, at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest thereon to, but not including, the redemption date.

CUSIP / ISIN:	49446R AQ2 /US 49446RAQ20
Joint Book-Running Managers:

Citigroup Global Markets Inc.

Merrill Lynch, Pierce, Fenner & Smith

Incorporated

RBC Capital Markets, LLC

Wells Fargo Securities, LLC

Deutsche Bank Securities Inc.

J.P. Morgan Securities LLC

Morgan Stanley & Co. LLC

Senior Co-Managers:	Barclays Capital Inc. Regions Securities LLC
Co-Managers:	BB&T Capital Markets, a division of BB&T Securities, LLC BNY Mellon Capital Markets, LLC Mizuho Securities USA Inc. Scotia Capital (USA) Inc. SunTrust Robinson Humphrey, Inc. TD Securities (USA) LLC

*   Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal by the assigning rating organization at any time.

The Issuer has filed a registration statement (including a prospectus dated February 27, 2015 as supplemented by a preliminary prospectus supplement dated November 1, 2016) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and preliminary prospectus supplement in that registration statement, this communication and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, you may request the prospectus and preliminary prospectus supplement by calling Citigroup Global Markets Inc. toll free at 1-800-831-9146; Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322, RBC Capital Markets, LLC at 1-866-375-6829 and Wells Fargo Securities, LLC at 1-800-645-3751.